Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Issuer:
F&G Annuities & Life, Inc.
Guarantors:
CF Bermuda Holdings Limited
FGL US Holdings Inc.
Fidelity & Guaranty Life Business Services, Inc.
Fidelity & Guaranty Life Holdings, Inc.
(Exact Name of Registrants as Specified in their Charters)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	[ ]% Senior Notes due 2053	Rule 457(o)	$57,500,000	100%	$57,500,000 (1)	0.0001476	$8,487(2)
	Debt	Guarantees of [ ]% Senior Notes due 2053(3)	Other	__	__	__	__	__(4)
Fees Previously Paid	Debt	[ ]% Senior Notes due 2053	Rule 457(o)	$287,500,000	100%	$287,500,000	0.0001476	$42,435
	Debt	Guarantees of [ ]% Senior Notes due 2053(3)	Other	__	__	__	__	__(4)
Carry Forward Securities
Carry Forward Securities	Debt	[ ]% Senior Notes due 2053	Rule 457(o)	$287,500,000	100%	$287,500,000	0.0001476	$42,435
	Debt	Guarantees of [ ]% Senior Notes due 2053(3)	Other	__	__	__	__	__(4)
	Total Offering Amounts					$345,000,000 (1)		$50,922
	Total Fees Previously Paid					$287,500,000		$42,435
	Total Fee Offsets					$287,500,000		$42,435
	Net Fee Due					$8,487		$8,487
(1)Represents the maximum aggregate principal amount of the notes to be offered in the offering to which the registration statement relates.
(2)Calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(3)No separate consideration will be received for the guarantees.
(4)Pursuant to Rule 457(n) under the Securities Act of 1933, no additional registration fee is due for the guarantees.